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EXHIBIT 21

SUBSIDIARIES

        Set forth below is a list of all active subsidiaries of the Registrant, the state or other jurisdiction of incorporation or organization of each, and the names under which such subsidiaries do business.

Name	Jurisdiction of Incorporation
Nature's Sunshine Products of Canada, Ltd.	Canada
Nature's Sunshine Products de Mexico, S.A. de C.V.	Mexico
Nature's Sunshine Products de Colombia, S.A.	Colombia
Nature's Sunshine Produtos Naturais Ltda.	Brazil
Nature's Sunshine, Japan Co., Ltd.	Japan
Nature's Sunshine Korea, Ltd.	South Korea
Nature's Sunshine Products N.S.P. de Venezuela, C.A.	Venezuela
Nature's Sunshine Products de Centroamérica	Costa Rica
Nature's Sunshine Products de Panamá, S.A.	Panama
Nature's Sunshine Products de Guatemala, S.A.	Guatemala
Nature's Sunshine Products de El Salvador, S.A. de C.V.	El Salvador
Nature's Sunshine Products del Peru, S.A.	Peru
Comercializadora Nature's Sunshine Chile Ltda.	Chile
Nature's Sunshine Products del Ecuador, S.A.	Ecuador
Nature's Sunshine Products de Honduras, S.A.	Honduras
Nature's Sunshine Products de Nicaragua, S.A.	Nicaragua
Nature's Sunshine Products (Israel) Ltd.	Israel

Each subsidiary listed above is doing business under its corporate name.

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EXHIBIT 21 SUBSIDIARIES